Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Preliminary Offering Circular on Form 1-A of our report dated February 11, 2022 relating to the financial statement as of December 31, 2021, of YS RE RAF I LLC. We also consent to the reference to us under the heading "Experts" in such Preliminary Offering Circular.

DELOITTE & TOUCHE LLP

New York, NY

(February 15, 2022)